As Filed with the Securities and Exchange Commission on June 7, 2006	Registration No.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SUPERTEL HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Virginia	52-1889548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

309 N. 5th Street
Norfolk, Nebraska	68701
(Address of principal executive offices)	(Zip code)

Supertel 2006 Stock Plan

(Full title of the plan)

Donavon A. Heimes

Chief Financial Officer, Treasurer & Secretary

Supertel Hospitality, Inc.

309 N. 5th Street

Norfolk, Nebraska 68701

(Name and address of agent for service)

402-371-2520

(Telephone number, including area code,

of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	200,000 (1)	$ 6.08	$ 1,216,000	$ 131

(1)

Pursuant to Rule 416, this Registration Statement shall be deemed to cover such indeterminable number of shares of common stock as may become issuable with respect to any of the registered shares pursuant to antidilution provisions in the Supertel 2006 Stock Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low price of Supertel’s common stock on the Nasdaq National Stock Market on May 31, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Securities Act Rule 428(b). Such documents are not being filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Supertel Hospitality, Inc. hereby incorporates by reference in this registration statement the following documents previously filed with the Commission:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(c)	Current Reports on Form 8-K filed on January 3, 2006, February 17, 2006 and June 1, 2006.

(d)

The description of the Company’s common stock contained in registration statements filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Supertel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

The articles of incorporation of Supertel Hospitality contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to Supertel Hospitality or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Supertel Hospitality’s articles of incorporation also require Supertel Hospitality to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of Supertel Hospitality, by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of Supertel Hospitality as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in the best interest of Supertel Hospitality and such person was acting on behalf of Supertel Hospitality. A director or officer of Supertel Hospitality is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Supertel Hospitality make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The board of directors of Supertel Hospitality also has the authority to extend to any person who is an employee or agent of Supertel Hospitality, or who is or was serving at the request of Supertel Hospitality as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

Supertel also maintains a director and officer insurance policy which insures the officers and directors of Supertel and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

Item 8. Exhibits

4.1

Second Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
4.3	Supertel 2006 Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)
4.4	Form of Common Stock Certificate filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-2 (333-129736) and incorporated herein by reference
5	Opinion of McGrath North Mullin & Kratz, PC LLO
23.1	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5)
23.2	Consent of KPMG LLP
24	Powers of Attorney

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decreased in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however that paragraph (a)(1) and (a)(2) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, State of Nebraska, on June 7, 2006.

Supertel Hospitality, Inc.

By /s/ Paul J. Schulte
Paul J. Schulte
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 7, 2006.

Signature	Title

/s/ Paul J. Schulte	Chairman, Chief Executive Officer
Paul J. Schulte	and President (Principal Executive
Officer)

/s/ Donavon A. Heimes	Chief Financial Officer, Treasurer and
Donavon A. Heimes	Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)

Steve H. Borgmann*	Director
Loren Steele*	Director
Joseph Caggiano*	Director
Jeffrey M. Zwerdling*	Director
Allen L. Dayton*	Director
George R. Whittemore*	Director
Patrick J. Jung*	Director

* Paul J. Schulte, by signing his name hereto, signs this registration statement on behalf of each of the persons indicated. A power-of-attorney authorizing Paul J. Schulte to sign this registration statement on behalf of each of the indicated directors of Supertel Hospitality, Inc. is filed hereto as Exhibit 24.

/s/ Paul J. Schulte
Paul J. Schulte
Attorney-in-Fact

Index to Exhibits

Exhibit No.	Exhibit	Page
4.1

Second Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
4.3	Supertel 2006 Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)
4.4	Form of Common Stock Certificate filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-2 (333-129736) and incorporated herein by reference
5	Opinion of McGrath North Mullin & Kratz, PC LLO
23.1	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5)
23.2	Consent of KPMG LLP
24	Powers of Attorney